Exhibit 99.1

Imperial Holdings, Inc. Announces Second Quarter 2015 Results

Company Reports Book Value of $8.90 per Share

Quarterly Maturities Total $36.6 million

Boca Raton, Fla., August 4, 2015 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today its financial results for the three and six month periods ended June 30, 2015.

Three Months Ended June 30, 2015

Total income from continuing operations was $28.0 million for the three months ended June 30, 2015 compared to total income from continuing operations of $9.0 million for the same period in 2014. This increase was primarily from the realized gains of seven life settlement policies during the period.

The following table provides a summary of the components of income from the changes in fair value of life settlements.

	For the Three Months Ended June 30, 2015	For the Three Months Ended June 30, 2014
Change in present value of probabilistic cash flows	19,624,181	18,029,760
Premiums paid during period	(15,889,078)	(13,622,205)
Change in life expectancy evaluation	(3,350,156)	4,592,542
Change in discount rates	507,832	—
Unrealized gain on acquisitions	974,857	—
Realized gain on maturities	26,134,366	—

Change in fair value of life settlements	28,002,002	9,000,098

Total expenses were $27.4 million for the three months ended June 30, 2015 compared to $19.5 million for the same period in 2014. The increase was primarily driven by a non-cash change in the fair value (liability) of the Company’s revolving credit facility of $13.6 million due to projected early repayment of the Revolving Credit Facility given earlier than projected maturities during the second quarter and increased borrowings.

The Company reported net income from continuing operations of $966,000, or $.04 per fully diluted share, for the three months ended June 30, 2015, compared to a net loss of $6.3 million, or ($.29) per fully diluted share, for the same period in 2014. The fully diluted share count includes approximately 6.69 million shares issued in the second quarter of 2015 as part of the Company’s equity rights offering.

Six Months Ended June 30, 2015

Total income from continuing operations was $41.0 million for the six months ended June 30, 2015 compared to total income from continuing operations of $22.6 million for the same period in 2014. The increase was primarily due to realized gains of 12 life settlement policies totaling $37.8 million which occurred during the first half of 2015.

The following table provides a summary of the components of income from the changes in fair value of life settlements.

	For the Six Months Ended June 30, 2015	For the Six Months Ended June 30, 2014
Change in estimated probabilistic cash flows	40,717,779	35,747,610
Premiums paid during period	(31,417,233)	(26,886,477)
Change in life expectancy evaluation	(14,442,245)	3,526,527
Change in discount rates	3,840,503	—
Unrealized gain on acquisitions	4,395,751	—
Realized gain on maturities	37,819,749	10,609,292

Change in fair value of life settlements	40,914,304	22,956,982

Total expenses were $46.5 million for the six months ended June 30, 2015 compared to $32.4 million for the same period in 2014. The increase was primarily due to an increase in the fair value (liability) of the Company’s revolving credit facility of $13.9 million and higher interest expense of $6.0 million.

The Company reported a net loss from continuing operations of $3.2 million, or ($.15) per fully diluted share, for the six months ended June 30, 2015, compared to a net loss of $9.6 million, or ($.45) per fully diluted share, for the same period in 2014.

As of June 30, 2015, the Company had cash and cash equivalents of approximately $55.6 million. The Company had 28,130,508 shares outstanding at June 30, 2015 and a book value of $8.90 per share.

Life Settlements Portfolio Highlights

At June 30, 2015, the estimated fair value of the Company’s 633 life insurance policies was $439.0 million compared to $388.9 million for 607 life insurance policies at December 31, 2014. The weighted average discount rate was 17.13% at June 30, 2015 compared to 17.77% at December 31, 2014. The aggregate face value of the Company’s portfolio of life insurance policies was approximately $3.0 billion at June 30, 2015. During the quarter, seven life settlement policies matured totaling $36.6 million. For the first six months of 2015, 12 life settlement policies matured totaling $49.8 million.

Antony Mitchell, Chief Executive Officer of Imperial, commented: “Income in the second quarter was strong with $36.6 million in maturities, bringing first half maturities to $49.8 million. To put this in perspective, maturities in the first half of 2015 exceeded all of 2013 and 2014 combined.” Mr. Mitchell concluded, “We are also very pleased to have recently closed a second revolving credit facility on favorable terms allowing us to meaningfully reduce our cash outlay and lock in the value of virtually our entire balance sheet.”

Conference Call

The Company will host a conference call today at 5:00 P.M ET. To join the call please dial Toll Free (877) 870-4263 or from Outside of the US (412) 317-0790.

The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.imperial.com. Please visit the website at least 10 minutes prior to the call to register, download and install any necessary audio software.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that provides customized liquidity solutions to owners of illiquid financial assets. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

– SELECTED FINANCIAL TABLES FOLLOW –

Imperial Holdings, Inc. and Subsidiary Companies

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Income
Interest income	$4	$11	$10	$13
Loss on life settlements, net	—	(67)	—	(426)
Change in fair value of life settlements	28,002	9,000	40,914	22,956
Other income	28	52	91	55

Total income	28,034	8,996	41,015	22,598

Expenses
Interest expense	6,600	4,061	12,877	6,862
Change in fair value of Revolving Credit Facility debt	13,552	2,689	17,692	3,818
Change in fair value of conversion derivative liability	—	4,697	—	6,759
Personnel costs	1,752	2,548	3,480	4,716
Legal fees	3,214	3,335	6,975	6,179
Professional fees	1,382	1,248	3,705	2,420
Insurance	312	416	658	839
Other selling, general and administrative expenses	578	476	1,086	822

Total expenses	27,390	19,470	46,473	32,415

Income (loss) from continuing operations before income taxes	644	(10,474)	(5,458)	(9,817)
Benefit for income taxes	322	4,193	2,260	217

Net income (loss) from continuing operations	$966	$(6,281)	$(3,198)	$(9,600)

Discontinued Operations:
Loss from discontinued operations	(236)	(185)	(492)	(204)
Benefit for income taxes	91	—	190	—

Net loss from discontinued operations	$(145)	$(185)	$(302)	$(204)

Net income (loss)	$821	$(6,466)	$(3,500)	$(9,804)

Basic and diluted income (loss) per share:
Continuing operations	$0.04	$(0.29)	$(0.15)	$(0.45)
Discontinued operations	$—	$(0.01)	$(0.01)	$(0.01)

Net income (loss) from continuing operations	$0.04	$(0.30)	$(0.16)	$(0.46)

Weighted average shares outstanding:
Basic	21,961,034	21,350,200	21,663,137	21,347,173

Diluted	21,964,904	21,350,200	21,663,137	21,347,173

Imperial Holdings, Inc. and Subsidiary Companies

CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$52,478	$51,166
Cash and cash equivalents (VIE)	3,172	3,751
Prepaid expenses and other assets	1,776	1,502
Deposits – other	1,993	1,340
Deposits on purchases of life settlements	808	1,630
Structured settlement receivables, at estimated fair value	377	384
Structured settlement receivables at cost, net	576	597
Life settlements, at estimated fair value	122,471	82,575
Life settlements, at estimated fair value (VIE)	316,515	306,311
Receivable for maturity of life settlements (VIE)	34,668	4,000
Fixed assets, net	321	355
Investment in affiliates	2,384	2,384
Deferred debt costs, net	3,724	3,936

Total assets	$541,263	$459,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$4,813	$6,140
Accounts payable and accrued expenses (VIE)	441	423
Other liabilities	433	1,256
Interest payable – senior unsecured convertible notes	2,272	2,272
Senior unsecured convertible notes, net of discount	57,156	55,881
Interest payable – senior secured notes	404	261
Senior secured notes, net of discount	48,300	24,036
Revolving Credit Facility debt, at estimated fair value (VIE)	170,858	145,831
Deferred tax liability	6,279	8,728

Total liabilities	290,956	244,828

Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized; 28,130,508 and 21,402,990 issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	281	214
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of June 30, 2015 and December 31, 2014)	—	—
Additional paid-in-capital	305,342	266,705
Accumulated deficit	(55,316)	(51,816)

Total stockholders’ equity	250,307	215,103

Total liabilities and stockholders’ equity	$541,263	$459,931

* Derived from audited consolidated financial statements.

Life Finance Segment Data

Selected Operating Data (dollars in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Period Acquisitions – Policies Owned
Number of policies acquired	8	—	38	—
Average age of insured at acquisition	79.7	—	85.0	—
Average life expectancy – Calculated LE (Years)	7.2	—	5.4	—
Average death benefit	$2,105	$—	$2,652	$—
Aggregate purchase price	$2,125	$—	$27,535	$—
End of Period – Policies Owned
Number of policies owned	633	593	633	593
Average Life Expectancy – Calculated LE (Years)	10.2	11.1	10.2	11.1
Aggregate Death Benefit	$2,982,416	$2,873,899	$2,982,416	$2,873,899
Aggregate fair value	$438,986	$336,846	$438,986	$336,846
Monthly premium – average per policy	$8.4	$7.6	$8.4	$7.6

Contact:

David Sasso

Imperial Holdings, Inc.

Senior Vice President, Corporate Development & Investor Relations

561.995.4300

IR@imperial.com